UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2016

AMICUS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of
Incorporation)

001-33497	71-0869350
(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

On August 22, 2016, Amicus Therapeutics, Inc., a Delaware corporation (the “Company”) entered into a secondment letter (the “Agreement”) with Bradley Campbell, the Company’s President and Chief Operating Officer. Pursuant to the Agreement, Mr. Campbell will be seconded to Amicus Therapeutics UK Limited, a wholly-owned subsidiary of the Company, and will relocate his permanent residence to Gerrard’s Cross, United Kingdom for the period of the secondment. The secondment will be effective as of August 22, 2016, with an expected duration of twelve months.

Pursuant to the Agreement, during the secondment, Mr. Campbell’s annual salary will be $427,450, which equals his current annual base salary. The Company will pay Mr. Campbell a lump sum relocation allowance of $15,000 to assist with miscellaneous transition expenses and a per diem of $98 to cover meals and incidental expenses. In addition, the Company will reimburse Mr. Campbell for, or directly pay, certain other expenses incurred by Mr. Campbell in connection with his and his family’s relocation to, and time spent in, the United Kingdom.

Pursuant to the Agreement, Mr. Campbell will also be entitled to certain tax equalization reimbursements and receive a tax gross up if certain items are deemed to be taxable to Mr. Campbell. Mr. Campbell will continue to receive certain employee benefits and be subject to employee requirements and restrictions in accordance with the policies and procedures of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to its terms, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amicus Therapeutics, Inc.

Date: August 23, 2016	By:	/s/ Ellen S. Rosenberg
Ellen S. Rosenberg
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Secondment Letter, dated August 22, 2016, by and between Amicus Therapeutics, Inc. and Bradley Campbell